Exhibit 99
Pall Corporation First Quarter Sales Up 4.3% in Local Currency
East Hills, NY (November 19, 2008) — Pall Corporation (NYSE: PLL) today reported sales for its first quarter ended October 31, 2008. Full results will be released on December 9th after the market closes.
Sales Overview
First quarter sales grew to $578 million, a 4.3%, or $24 million local currency (“LC”) increase over the first quarter of fiscal 2008. Foreign currency translation reduced reported sales by $7 million or 1.3%.
Eric Krasnoff, Chairman and CEO, stated, “We are pleased that sales growth in the quarter was within guidance. Strong Aerospace results offset decreased Microelectronics sales. By geography, Europe and Asia posted mid-single digit growth, while the Western Hemisphere was flat.”
Industrial — First Quarter Sales Highlights
(Dollar Amounts in Thousands)

Sales:	Oct. 31, 2008	% CHANGE	% CHANGE IN LC
Energy, Water & Process Technologies (a)	$217,599	4.3	5.7
Aerospace & Transportation	72,695	9.7	12.1
Microelectronics	67,399	(5.7)	(6.7)

Total Industrial segment	$357,693	3.3	4.4

(a)	Formerly General Industrial.
Energy, Water & Process Technologies grew 5.7% overall, with both consumables and systems contributing to the growth in the quarter. Sales in the Municipal Water and Food & Beverage markets in both the Western Hemisphere and Asia were particularly strong.
In Aerospace & Transportation, Military sales increased 37.6% (in LC) while Commercial Aerospace declined 7.5% (in LC).
Microelectronics sales decreased reflecting growing weakness in the semiconductor and consumer electronics markets.
Life Sciences — First Quarter Sales Highlights
(Dollar Amounts in Thousands)

Sales:	Oct. 31, 2008	% CHANGE	% CHANGE IN LC
Medical (a)	$92,406	(1.9)	(0.9)
BioPharmaceuticals (a)	127,923	6.3	8.1

Total Life Sciences segment	$220,329	2.7	4.1

(a)	The BioPharmaceuticals market includes the Laboratory market previously reported in Medical. In the above comparisons to prior year amounts, both periods conform to the current classification.

BioPharmaceuticals sales increased 8.1% in the quarter driven by growth in both the Laboratory and Pharmaceuticals markets, particularly in Europe and Asia. The U.S. Pharmaceuticals market remains weak. Systems sales increased 13% (in LC) in the quarter as Pall continues to win business for new drugs and factories.
Medical sales decreased 0.9% in the quarter, reflecting lower Blood Filtration sales in the Western Hemisphere. The Hospital, Cell Therapy and OEM markets within Medical saw growth.
Conclusion
Mr. Krasnoff concluded, “These are unprecedented times for the global economy. The Company’s financial strength translates into an ability to fully support our customers and capitalize on new business opportunities. Customers rely on Pall products to run their own businesses.
In addition to the well-established cost reduction and productivity improvement initiatives we have been executing on, we have taken further measures to contain expenditures and manage cash flow. We look forward to reporting full first quarter results after the market closes on December 9th.”
First Quarter Earnings Release and Conference Call
The Company will report full first quarter fiscal year 2009 earnings results on Tuesday, December 9, 2008, after 5:00 pm ET.
On Wednesday, December 10, 2008, at 8:30 am ET, Pall Corporation will host a conference call to review the Company’s results. The call will be webcast and individuals can access it at www.pall.com/investor. Listening to the webcast requires audio speakers and Microsoft Windows Media Player software. The webcast will be archived for 30 days.
About Pall Corporation
Pall Corporation is the global leader in the rapidly growing field of filtration, separation and purification. Pall is organized into two businesses: Life Sciences and Industrial. These businesses provide leading-edge products to meet the demanding needs of customers in biotechnology, pharmaceutical, transfusion medicine, energy, electronics, water purification, aerospace, transportation and broad industrial markets. Total revenues for fiscal year 2008 were $2.6 billion. The Company is headquartered in East Hills, New York and has extensive operations around the world. For more information visit Pall at http://www.pall.com.
Forward-Looking Statements
Results for the first quarter of fiscal year 2009 are preliminary until the Company’s Form 10-Q is filed with the Securities and Exchange Commission on or before December 10, 2008.
The matters discussed in this release contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current Company expectations and are subject to risks and uncertainties, which could cause actual results to differ materially. Statements about future performance, earnings projections, earnings guidance, management’s expectations about its future cash needs and effective tax rate, and other future events or developments are forward-looking statements. Forward-looking statements are those that use terms such as “anticipate,” “should,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “potential,” or similar expressions about matters that are not historical facts. Such risks and uncertainties include those discussed in our Annual Report on Form 10-K and other reports the Company files with the Securities and Exchange Commission, including, among others, the impact of the current economic environment, including the current credit market crisis, volatility in currency and energy costs and other macro-economic challenges currently affecting the Company, our customers and vendors and the economy of the United States and other parts of the world.
Management uses certain non-GAAP measurements to assess the Company’s current and future financial performance. The non-GAAP measurements do not replace the presentation of the Company’s GAAP financial results. These measurements provide supplemental information to assist management in analyzing the Company’s financial position and results of operations. The Company has chosen to provide this information to facilitate meaningful comparisons of past, present and future operating results and as a means to emphasize the results of ongoing operations.

PALL CORPORATION
SUPPLEMENTAL SEGMENT SALES INFORMATION BY MARKET AND GEOGRAPHY
(Unaudited)
(Dollar Amounts in Thousands)

				EXCHANGE	% CHANGE
				RATE	IN LOCAL
FIRST QUARTER ENDED	OCT. 31, 2008	OCT. 31, 2007	% CHANGE	IMPACT	CURRENCY
Industrial			| ---- ---- --- ---- -- Increase/(Decrease) -- ---- --- ---- --- |
By Market:
Energy, Water & Process Technologies (a)	$217,599	$208,689	4.3	$(2,994)	5.7
Aerospace & Transportation	72,695	66,259	9.7	(1,552)	12.1
Microelectronics	67,399	71,445	(5.7)	720	(6.7)

Total Industrial	$357,693	$346,393	3.3	$(3,826)	4.4

By Geography:
Western Hemisphere	$101,899	$96,933	5.1	$(923)	6.1
Europe	132,097	132,459	(0.3)	(3,353)	2.3
Asia	123,697	117,001	5.7	450	5.3

Total Industrial	$357,693	$346,393	3.3	$(3,826)	4.4

Life Sciences
By Market:
Medical (b)	$92,406	$94,242	(1.9)	$(958)	(0.9)
BioPharmaceuticals (b)	127,923	120,372	6.3	(2,216)	8.1

Total Life Sciences	$220,329	$214,614	2.7	$(3,174)	4.1

By Geography:
Western Hemisphere	$81,316	$87,002	(6.5)	$(261)	(6.2)
Europe	109,458	101,022	8.4	(3,083)	11.4
Asia	29,555	26,590	11.2	170	10.5

Total Life Sciences	$220,329	$214,614	2.7	$(3,174)	4.1

(a)	Formerly General Industrial.

(b)	The BioPharmaceuticals market includes the Laboratory market previously reported in Medical. Prior year amounts conform to the current classification.
Contact:
Pall Corporation
Patricia Iannucci
V.P. Investor Relations & Corporate Communications
Telephone: 516-801-9848
Email: piannucci@pall.com